Exhibit 10.7

RIVER BANK & TRUST

CHANGE IN CONTROL AGREEMENT

(FORM)

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into as of the      day of                 , (the “Effective Date”), by and between RIVER BANK & TRUST, an Alabama banking corporation (the “Bank”) and                  (the “Executive”).

WHEREAS, the Executive is an                      of the Bank; and

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect his position with the Bank in the event of a Change in Control of the Bank’s holding company, River Financial Corporation (the “Company”) for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors (the “Board”) of the Bank desire to enter into this agreement, setting forth the terms and conditions of payments due to Executive in the event of a termination of the Executive’s employment following a Change in Control and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Term of Agreement.

(a)    The term of this Agreement will begin as of the Effective Date and will continue for twenty-four (24) full calendar months thereafter. On each anniversary of the Effective Date, the Board may extend the term of this Agreement for an additional year such that the remaining term shall be twenty-four (24) months. If a determination is made by the Board that the Executive’s Agreement shall not be extended, then the Board shall provide a notice of nonrenewal to Executive that the term of this Agreement will terminate twelve (12) months following such anniversary date. Notwithstanding the foregoing, in the event of a “Change in Control” as defined herein during the term of this Agreement, this Agreement shall automatically renew for a term of twenty-four (24) months following the effective date of such Change in Control.

(b)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.

2.	Change in Control.

(a)    Upon the occurrence of a Change in Control of the Company followed within twenty-four (24) months by the termination of Executive’s employment for Good Reason, as defined in this Section 2(a) of this Agreement, or if the Bank terminates the Executive’s employment for a reason other than for Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply.

For purpose of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)

The assignment to Executive of duties that constitute a material diminution of Executive’s authority, duties, or responsibilities (including reporting requirements) from the authority, duties, or responsibilities (including reporting requirements) the Executive held immediately prior to the Change in Control;

(ii)	A material diminution in Executive’s base salary;

(iii)	Relocation of Executive’s principal place of business to a location outside a radius of thirty-five (35) miles of Executive’s principal place of business at the time of the Change in Control; or

(iv)	Any other action or inaction by the Bank that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive. Executive’s resignation hereunder for Good Reason shall not occur later than ninety (90) days following the initial date on which the event Executive claims constitutes Good Reason occurred. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.

(b)    For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of the date that:

(i)	There occurs a “Change in Control” of the Company, as defined or determined by either the Company’s primary federal regulator or under regulations promulgated by such regulator;

(ii)

As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Company before such transaction or event cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

(iii)	The Company transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Company;

(iv)

The Company is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Company; or

(v)

The Company sells or transfers more than a fifty percent (50%) equity interest in the Company to another person or entity which is not an affiliate of the Company, excluding a sale or transfer to a person or persons who are employed by the Company.

(c)    Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Cause. The term “Cause” shall mean: (i) a material act of dishonesty in performing Executive’s duties on behalf of the Bank or incompetence in the performance of such duties; (ii) willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank; (iii) a breach of fiduciary duty involving personal profit; (iv) the willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease and desist order; or (vi) material breach by Executive of any provision of this Agreement.

3.	Termination Benefits.

(a)    If, in connection with or within two (2) years after a Change in Control, Executive resigns for Good Reason (in accordance with Section 2(a) of this Agreement), or if the Bank terminates Executive’s employment for a reason other than Cause, Executive shall receive:

(i)

a lump sum cash payment equal to one and one-half (1.5) times the Executive’s “Base Amount” as defined in Section 280G of the Internal Revenue Code, subject to applicable withholding taxes, payable in a single lump sum payment on the effective date of or within ten (10) calendar days following the Change in Control; and

(ii)

a lump sum cash payment equal to one and one-half (1.5) times the applicable contributions by the Bank for the annual premium for group life, long-term disability and health insurance benefits (collectively, the “Group Benefits”) under a Bank plan in which Executive and his eligible family members are enrolled as of the date of Executive’s termination of employment. The Bank shall pay such amount in a lump sum within ten (10) calendar days following Executive’s termination of employment.

(b)    Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) or any other arrangements constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G.

4.	Notice of Termination.

(a)    Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of

Termination” shall mean a written notice which shall indicate the reason for Executive’s termination and, if applicable, the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)    “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.	Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

6.	Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.	No Attachment.

(a)    Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)    This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8.	Modification and Waiver.

(a)    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Alabama, without regard to principles of conflicts of law of the State of Alabama.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank’ principal office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement, and such payment shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

14.	Section 409A.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A, including any delay in payment that may be required if Executive is a “specified employee” under Section 409A. Notwithstanding any other provision of this Agreement, payments provided hereunder may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment, if any, provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

15.	Successors to the Bank.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

16.	Miscellaneous.

(a)    The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to receive compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 7 of this Agreement.

(b)    Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and 12 C.F.R. §545.121 and any rules and regulations promulgated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

RIVER BANK & TRUST
BY:
Jimmy Stubbs,
Chief Executive Officer

EXECUTIVE
BY: